Exhibit 1.1

Alvotech
Société anonyme
Siège social: 9, rue de Bitbourg, L-1273 Luxembourg
R.C.S. Luxemburg B 258884

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__________________________________________STATUS COORDONNES AU 1ER JUILLET 2024

A.NAME - PURPOSE - DURATION - REGISTERED OFFICE
Article 1    Name - Legal form
There exists a public limited company (société anonyme) under the name “Alvotech” (the “Company”) which shall be governed by the law of 10 August 1915 on commercial companies, as amended (the “Law”), as well as by the present articles of association.
Article 2    Purpose
1.1The purpose of the Company is the holding of participations in any form whatsoever in Luxembourg and foreign companies and in any other form of investment, the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or otherwise of securities of any kind and the administration, management, control and development of its portfolio.
1.2The Company may grant loans to, as well as guarantees or security for the benefit of third parties to secure its obligations and obligations of other companies in which it holds a direct or indirect participation or right of any kind or which form part of the same group of companies as the Company, or otherwise assist such companies.
1.3The Company may raise funds through borrowing in any form or by issuing any kind of notes, securities or debt instruments, bonds and debentures and generally issue securities of any type.
1.4The Company may carry out any commercial, industrial, financial, real estate or intellectual property activities which it considers useful for the accomplishment of these purposes.
Article 3    Duration
1.1The Company is incorporated for an unlimited period of time.
1.2It may be dissolved at any time by a resolution of the general meeting of shareholders adopted in the manner required for an amendment of these articles of association.
Article 4    Registered office
1.1The registered office of the Company is established in the City of Luxembourg, Grand Duchy of Luxembourg.
1.2The board of directors may transfer the registered office of the Company within the same municipality or to any other municipality in the Grand Duchy of Luxembourg and, if necessary, subsequently amend these articles of association to reflect such change of registered office.
1.3Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by a resolution of the board of directors.
1.4In the event that the board of directors determines that extraordinary political, economic or social circumstances or natural disasters have occurred or are imminent that would interfere with the normal activities of the Company at its registered office, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances; such temporary measures shall not affect the nationality of the

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Company which, notwithstanding the temporary transfer of its registered office, shall remain a Luxembourg company.
B.SHARE CAPITAL – SHARES
Article 5    Share capital
1.1The Company’s share capital is set at three million two hundred forty-eight thousand ten US dollars and forty cents (USD 3,248,010.40), represented by three hundred twenty-four million eight hundred one thousand forty (324,801,040) ordinary shares (the “Shares”), each having a nominal value of one cent (USD 0.01).
1.2The Company’s share capital may be increased or reduced by a resolution of the general meeting of shareholders adopted in the manner required for an amendment of these articles of association or as set out in Article 6 hereof.
1.3Any new Shares to be paid for in cash shall be offered by preference to the existing shareholder(s). In case of a plurality of shareholders, such Shares shall be offered to the shareholders in proportion to the number of Shares held by them in the Company’s share capital. The board of directors shall determine the time period during which such preferential subscription right may be exercised, which may not be less than fourteen (14) days from the date of publication of the offer on the Recueil électronique des sociétés et associations and in a Luxembourg newspaper or, in case of registered Shares, of dispatch of a registered mail or any other means of communication individually accepted by the addressees and ensuring access to the information sent to the shareholders announcing the opening of the subscription period.
1.4The general meeting of shareholders may limit or cancel the preferential subscription right of the existing shareholders subject to quorum and majority required for an amendment of these articles of association. Notwithstanding the above, the board of directors may limit or cancel the preferential subscription right of the existing shareholders in accordance with Article 6 hereof.
1.5If after the end of the subscription period not all of the preferential subscription rights offered to the existing shareholders have been subscribed by the latter, third parties may be allowed to participate in the share capital increase, except if the board of directors decides that the preferential subscription rights shall be offered to the existing shareholders who have already exercised their rights during the subscription period, in proportion to the portion that their Shares represent in the share capital; the modalities for the subscription to be determined by the board of directors. The board of directors may also decide in such case that the share capital shall only be increased by the amount of subscriptions received by the existing shareholders of the Company.
1.6The Company may repurchase its own Shares subject to the provisions of the Law, and in conformity with all other applicable laws and regulations.
Article 6    Authorised capital
1.1The authorised capital, excluding the share capital, is set at fifty-nine million thirteen thousand five hundred fifty-four US dollars and sixty-five cents (USD 59,013,554.65), consisting of five billion nine hundred one million three hundred fifty-five thousand four hundred sixty-five (5,901,355,465) Shares, each having a nominal value of one cent (USD 0.01). During a period of five (5) years from the date of incorporation or any subsequent resolutions to create,

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renew or increase the authorised capital pursuant to this article, the board of directors is hereby authorised and empowered within the limits of the authorised capital to (i) realise for any reason whatsoever including, any issue in one or several successive tranches of (a) any subscription and/or conversion rights, including warrants (which may be issued separately or attached to Shares, bonds, options, notes or similar instruments), convertible bonds, notes or similar instruments (the “Share Rights”) as well as (b) new Shares, with or without share premium, against payment in cash or in kind, by conversion of claims on the Company, by way of conversion of available reserves or in any other manner; (ii) determine the place and date of the issue or the successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new Shares; (iii) remove or limit the preferential subscription right of the shareholders in case of issue against payment in cash of Shares, warrants (which may be separate or attached to Shares, bonds, notes or similar instruments), convertible bonds, notes or similar instruments, and (iv) confirm by way of a notarial deed within the legal deadline each and any share capital increase effectuated within the limits of the authorised capital and to amend Article 5.1 and Article 6.1 accordingly. The Shares to be issued upon exercise of any Share Rights may be issued beyond the initial authorized capital period of five (5) years as long as the Share Rights were issued within the relevant initial authorized capital period of five (5) years.
1.2During a period of up to five (5) years from the date of the resolutions of the general meeting of the shareholders granting such authorisation to the board of directors or its subsequent renewal(s) and subject to the provisions of the Law, the board of directors is hereby authorised and empowered to (i) repurchase Shares, each having a nominal value of one cent (USD 0.01), in one or more occasions, (ii) determine the moment and place of repurchase of the Shares, (iii) proceed with the cancellation of the Shares so repurchased and the subsequent share capital reduction, (iv) allocate the amount of the share capital reductions to the shareholders of the Company, provided that in case such repurchase is made for value, the consideration payable for such Shares shall be determined by the board of directors and shall not be lower than the nominal value of the repurchased Shares, and (v) record by way of a notarial deed each and any share capital reduction effectuated within the limits of this Article
1.2and to amend Article 5.1 accordingly.
1.3The above authorisations may be renewed through a resolution of the general meeting of the shareholders adopted in the manner required for an amendment of these articles of association and subject to the provisions of the Law, each time for a period not exceeding five (5) years.
Article 7    Shares – Transfer of Shares
1.1The Company may have one or several shareholders.
1.2Death, suspension of civil rights, dissolution, bankruptcy or insolvency or any other similar event regarding any of the shareholders shall not cause the dissolution of the Company.
1.3The Shares are in registered form.
1.4The Company will recognise only one (1) holder per Share. In case a Share is owned by several persons, they shall appoint a single representative who shall represent them in respect of the Company. The Company has the right to suspend the exercise of all rights

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attached to that Share, except for relevant information rights, until such representative has been appointed.
1.5Subject to applicable legal or regulatory transfer restrictions or any contractual agreement to which the Shares or the shareholders may be subject to and the present articles of association, the shares are freely transferable in accordance with the provisions of the Law.
1.6A register of Shares shall be kept by the Company at its registered office, where it shall be available for inspection by any shareholder. This register shall contain all the information required by the Law. Ownership of Shares will be established by registration in said register, or in the event separate registrars have been appointed pursuant to article 7.7, in such separate register(s). A transfer of Shares shall be carried out by means of a declaration of transfer entered in the relevant register, dated and signed by the transferor and the transferee or by their duly authorised representatives or by the Company upon notification of the transfer or acceptance of the transfer by the Company. The Company may accept and enter in the relevant register a transfer on the basis of correspondence or other documents recording the agreement between the transferor and the transferee.
1.7The Company may appoint registrars in different jurisdictions who may each maintain a separate register for the Shares entered therein. Shareholders may elect to be entered into one of these registers and to transfer their Shares to another register so maintained. The board of directors may however impose transfer restrictions for Shares in compliance with applicable trading restrictions. A transfer to the register kept at the Company’s registered office may always be requested.
1.8Subject to the provisions of article 7.10, the Company may consider the person in whose name the Shares are registered in the register of shareholders as the owner of such Shares. In the event that a holder of Shares does not provide an address in writing to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register of shareholders and such holder’s address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder in writing. The holder may, at any time, change his address as entered in the register of shareholders by means of written notification to the Company.
1.9All communications and notices to be given to a registered shareholder shall be deemed validly made if made to the latest address communicated by the shareholder to the Company in accordance with article 7.6 or, if no address has been communicated by the shareholder, the registered office of the Company or such other address as may be so entered by the Company in the register from time to time according to article 7.10.
1.10Where Shares are recorded in the register of shareholders in the name of or on behalf of a securities settlement system or the operator of such system and recorded as book- entry interests in the securities accounts of a professional depositary or any sub-depositary (any depositary and any sub-depositary being referred to hereinafter as a “Depositary”), the Company will permit the Depositary of such book-entry interests to exercise the rights attaching to the Shares corresponding to the book-entry interests of the relevant holder, including receiving notices of general meetings, admission to and voting at general meetings, and shall consider the Depositary to be the holder of the Shares corresponding to the book- entry interests for purposes of this article 7.10. The board of

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directors may determine the formal requirements with which certificates certifying the number and ownership of Shares

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maintained on a securities account by such Depositary must comply and the exercise of the rights in respect of such Shares may in addition be subject to the internal rules and procedures of the securities settlement system.
1.11In connection with a general meeting of shareholders, the board of directors may decide that no entry shall be made in the register of shareholders and no notice of a transfer shall be recognised for voting purposes by the Company and any Depositary or registrar(s) during the period starting on the Record Date (as hereinafter defined) and ending on the closing of such general meeting, subject to compliance with the applicable rules of any stock exchange, if the Shares of the Company are listed on a stock exchange.
C.GENERAL MEETINGS OF SHAREHOLDERS
Article 8    Powers of the general meeting of shareholders
The shareholders exercise their collective rights in the general meeting of shareholders. Any regularly constituted general meeting of shareholders of the Company shall represent the entire body of shareholders of the Company. The general meeting of shareholders is vested with the powers expressly reserved to it by the Law and by these articles of association.
Article 9    Convening of general meetings of shareholders
1.1The general meeting of shareholders of the Company may at any time be convened by the board of directors, to be held at such place and on such date as specified in the notice of such meeting.
1.2The general meeting of shareholders must be convened by the board of directors upon the written request of one or several shareholders representing at least ten per cent (10%) of the Company's share capital.
1.3The convening notice for every general meeting of shareholders shall contain the date, time, place and agenda of the meeting and may be made through announcements filed with the Luxembourg Trade and Companies Register and published at least thirty (30) days before the meeting, on the Recueil électronique des sociétés et associations, in a Luxembourg newspaper and such media which may reasonably be expected to be relied upon for the effective dissemination of information to the public throughout the European Economic Area, and which are accessible rapidly and on a non-discriminatory basis.
1.4If the Shares of the Company are listed on one or several stock exchanges, the requirements of such stock exchanges applicable to the Company shall additionally be complied with. If all of the shareholders are present or represented at a general meeting of shareholders and have waived any convening requirements, the meeting may be held without prior notice or publication.
1.5All shareholders of the Company are entitled to be admitted to any general meeting of shareholders provided, however, that the board of directors may determine a date and time preceding the general meeting of shareholders as the record date for admission to such meeting in accordance with applicable laws and regulations (the “Record Date”).
1.6Shareholders holding individually or collectively at least five per cent (5%) of the issued share capital of the Company, may request the addition of one or several new items on the agenda of the general meeting. This right shall be exercised upon request of the shareholders in writing submitted to the Company by registered letter at the address of the

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registered office of the Company. The requests shall include the details requested in the convening notice in accordance with applicable laws and regulations.
Article 10    Conduct of general meetings of shareholders
1.1The annual general meeting of shareholders shall be held within six (6) months of the end of the financial year in the Grand Duchy of Luxembourg at the registered office of the Company or at such other place in the Grand Duchy of Luxembourg as may be specified in the convening notice of such meeting. Other meetings of shareholders may be held at such place and time as may be specified in the respective convening notices. Holders of bonds are not entitled to attend meetings of shareholders.
1.2A board of the meeting (bureau) shall be formed at any general meeting of shareholders, composed of a chairman, a secretary and a scrutineer who need neither be shareholders nor members of the board of directors. The board of the meeting shall ensure that the meeting is held in accordance with applicable rules and, in particular, in compliance with the rules in relation to convening, majority requirements, vote tallying and representation of shareholders.
1.3An attendance list must be kept at all general meetings of shareholders.
1.4A shareholder may act at any general meeting of shareholders by appointing another person as his proxy in writing or by facsimile, electronic mail or any other similar means of communication. One person may represent several or even all shareholders.
1.5Shareholders taking part in a meeting by conference call, through video conference or by any other means of communication allowing for their identification, allowing all persons taking part in the meeting to hear one another on a continuous basis and allowing for an effective participation of all such persons in the meeting, are deemed to be present for the computation of the quorums and votes, subject to such means of communication being made available at the place of the meeting.
1.6The board of directors may in its sole discretion authorize each shareholder to vote at a general meeting through a signed voting form sent by post, electronic mail, facsimile or any other means of communication authorised by the board of directors to the Company’s registered office or to the address specified in the convening notice. Subject to such authorization by the board of directors, the shareholders may only use voting forms provided by the Company which contain at least the place, date and time of the meeting, the agenda of the meeting, the proposals submitted to the shareholders, as well as for each proposal three
(3) boxes allowing the shareholder to vote in favour thereof, against, or abstain from voting by ticking the appropriate box. The Company will only take into account voting forms received prior to the general meeting of shareholders to which they relate. For the avoidance of doubt, shareholders may not vote by voting forms where the board of directors has not authorized such voting method for a given general meeting.
1.7Voting forms which, for a proposed resolution, do not show (i) a vote in favour of the proposed resolution, (ii) a vote against the proposed resolution or (iii) an abstention from voting on the proposed resolution, are void with respect to such resolution. If a shareholder votes by means of a voting form, the voting form shall be deposited at the registered office of the Company or with an agent of the Company duly authorised to receive such voting forms. The Company shall only take into account voting forms received no later than two (2) business

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days prior to the date of the general meeting to which they relate. The board of directors may set a shorter period for the submission of the voting forms.
1.8If a shareholder votes by means of proxy, the proxy shall be deposited at the registered office of the Company or with an agent of the Company duly authorised to receive such proxies. The Company shall only take into account proxies received no later than two (2) business days prior to the date of the general meeting to which they relate.
1.9A holder of Shares held through the operator of a securities settlement system or with a Depositary wishing to attend a general meeting must provide the Company with a certificate issued by such operator or Depositary certifying the number of Shares recorded in the relevant account on the Record Date. Such certificate must be provided to the Company no later than two (2) business days prior to the date of such general meeting. If such holder of Shares votes by means of a proxy, article 10.8 of these articles of association shall apply.
1.10The board of directors may determine further conditions that must be fulfilled by the shareholders for them to take part in any general meeting of shareholders and shorten or prolong periods for receipt of proxies and voting forms in the convening notice.
1.11In connection with each general meeting, the board of directors is authorized to provide such rules of deliberations and such conditions for allowing shareholders to take part in the meeting as the board of directors deems appropriate.
1.12Except to the extent inconsistent with the rules and conditions as adopted by the board of directors, the person presiding over the general meeting shall have the power and authority to prescribe such additional rules and conditions and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of the meeting. Such rules and conditions, whether adopted by the board of directors or prescribed by the person presiding over the meeting, may include, in each case to the extent permitted by applicable law:
▪determining the order of business for the meeting subject to compliance with the agenda for the meeting;
▪rules and procedures for maintaining order at the meeting and the safety of those present;
▪limitations on attendance at or participation in the meeting to shareholders of record, their duly authorized and constituted attorneys or such other persons as the person presiding over the meeting shall determine;
▪restrictions on entry to the meeting after the time fixed for the commencement thereof; and
▪limitations on the time allotted to questions or comments by participants.
Article 11    Quorum, majority and vote
1.1Each Share entitles to one vote in general meetings of shareholders.
1.2Subject to the rules of the applicable stock exchange, if any, on which a Share is listed, the board of directors may suspend the voting rights of any shareholder in breach of his/her/its obligations under any relevant contractual arrangement entered into by such shareholder. A shareholder may individually decide not to exercise, temporarily or

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permanently, all or part of his voting rights. The waiving shareholder is bound by such waiver and the waiver is mandatory for the Company upon notification to the latter.
1.3Subject to the rules of the applicable stock exchange, if any, on which a Share is listed, in case the voting rights of one of several shareholders are suspended or the exercise of the voting rights has been waived by one or several shareholders in accordance with Article 11.2, such shareholders may attend any general meeting of the Company but the Shares they hold are not taken into account for the determination of the conditions of quorum and majority to be complied with at the general meetings of the Company.
1.4Except as otherwise required by the Law or these articles of association, resolutions at a general meeting of shareholders duly convened shall not require any quorum and shall be adopted at a simple majority of the votes validly cast regardless of the portion of capital represented. Abstentions and nil votes shall not be taken into account.
Article 12    Amendments of the articles of association
1.1Except as otherwise provided herein or by the Law, these articles of association may be amended by a majority of at least two thirds of the votes validly cast at a general meeting at which a quorum of more than half of the Company’s share capital is present or represented. If no quorum is reached in a meeting, a second meeting may be convened in accordance with the provisions of Article 9.3, which may deliberate regardless of the quorum and at which resolutions are adopted at a majority of at least two thirds of the votes validly cast. Abstentions and nil votes shall not be taken into account.
1.2Subject to the rules of the applicable stock exchange, if any, on which a Share is listed, in case voting rights of one of several shareholders are suspended or the exercise of the voting rights has been waived by one or several shareholders in accordance with Article 11.2, the provisions of Article 11.3 of these Articles of Association apply mutatis mutandis.
Article 13    Change of nationality
The shareholders may change the nationality of the Company by a resolution of the general meeting of shareholders adopted in the manner required for an amendment of these articles of association.
Article 14    Adjournment of general meeting of shareholders
Subject to the provisions of the Law, the board of directors may, during the course of any general meeting, adjourn such general meeting for four (4) weeks. The board of directors shall do so at the request of one or several shareholders representing at least ten per cent (10%) of the share capital of the Company. In the event of an adjournment, any resolution already adopted by the general meeting of shareholders shall be cancelled.
Article 15    Minutes of general meetings of shareholders
1.1The board of any general meeting of shareholders shall draw up minutes of the meeting which shall be signed by the members of the board of the meeting as well as by any shareholder upon its request.
1.2Any copy and excerpt of such original minutes to be produced in judicial proceedings or to be delivered to any third party, shall be certified as a true copy of the original by the notary having had custody of the original deed in case the meeting has been recorded in a notarial

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deed, or shall be signed by the chairman of the board of directors, if any, or by any two (2) of its members.
Article 16    Rules applicable in case of listing on a EU Regulated Market
In case the Shares are admitted to trading on a regulated market within the meaning of Directive 2014/65/EU within the territory of the European Economic Area (the “EU Regulated Market”), the provisions of the Luxembourg law of 24 May 2011 on the exercise of certain rights of shareholders at general meetings of listed companies, as amended shall apply to the relevant Shares notwithstanding anything to the contrary in these articles of association.
D.MANAGEMENT
Article 17    Composition and powers of the board of directors, board rules
1.1The Company shall be managed by a board of directors composed of at least three
(3) directors, which shall be appointed pursuant to these articles of association and any nomination agreement to which the Company is a party as may be further determined in the board rules adopted by the board of directors. The directors shall be appointed by the general meeting of shareholders which shall determine their number, fix their remuneration, and their term of office, which may not exceed three (3) years. Directors may be reappointed for successive terms.
1.2The board of directors is vested with the broadest powers to act in the name of the Company and to take any action necessary or useful to fulfill the Company’s corporate purpose, with the exception of the powers reserved by the Law or by these Articles of Association to the general meeting of shareholders.
1.3The board of directors shall determine its own rules of procedure and may create one or several committees. The composition and the powers of such committee(s), the terms of the appointment, removal, remuneration and duration of the mandate of its/their members, as well as its/their rules of procedure are determined by the board of directors. The board of directors shall be in charge of the supervision of the activities of the committee(s). For the avoidance of doubt, such committees shall not constitute management committee in the sense of Article 441-11 of the Law.
1.4The board of directors may unanimously pass resolutions by circular means when expressing its approval in writing, by facsimile, electronic mail or any other similar means of communication. Each director may express his consent separately, the entirety of the consents evidencing the adoption of the resolutions. The date of such resolutions shall be the date of the last signature.
Article 18    Daily management
The daily management of the Company as well as the representation of the Company in relation to such daily management may be delegated to one or more directors, officers or other agents, acting individually or jointly. Their appointment, removal and powers shall be determined by a resolution of the board of directors.
Article 19    Appointment, removal and term of office of directors
1.1The directors shall be appointed by the general meeting of shareholders which shall determine their remuneration and term of office.

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1.2Each director is appointed by the general meeting of shareholders at a simple majority of the votes validly cast.
1.3Any director may be removed from office at any time with or without cause by the general meeting of shareholders at a simple majority of the votes validly cast.
1.4If a legal entity is appointed as director of the Company, such legal entity must designate a physical person as permanent representative who shall perform this role in the name and on behalf of the legal entity. The relevant legal entity may only remove its permanent representative if it appoints a successor at the same time. An individual may only be a permanent representative of one (1) director of the Company and may not be himself a director of the Company at the same time.
Article 20    Vacancy in the office of a director
1.1In the event of a vacancy in the office of a director because of death, legal incapacity, bankruptcy, resignation or otherwise, this vacancy may be filled on a temporary basis and for a period of time not exceeding the initial mandate of the replaced director by the remaining directors until the next meeting of shareholders which shall resolve on the permanent appointment in compliance with the applicable legal provisions.
1.2In case the vacancy occurs in the office of the Company’s sole director, such vacancy must be filled without undue delay by the general meeting of shareholders.
Article 21    Conflict of interests
1.1Save as otherwise provided by the Law, any director who has, directly or indirectly, a financial interest conflicting with the interest of the Company in connection with a transaction falling within the competence of the board of directors, must inform the board of directors of such conflict of interest and must have his declaration recorded in the minutes of the board meeting. The relevant director may not take part in the discussions relating to such transaction nor vote on such transaction. Any such conflict of interest must be reported to the next general meeting of shareholders prior to such meeting taking any resolution on any other item.
1.2Where the Company comprises a single director, transactions made between the Company and the director having an interest conflicting with that of the Company are only mentioned in the resolution of the sole director.
1.3Where, by reason of a conflicting interest, the number of directors required in order to validly deliberate is not met, the board of directors may decide to submit the decision on this specific item to the general meeting of shareholders.
1.4The conflict of interest rules shall not apply where the decision of the board of directors or the sole director relates to day-to-day transactions entered into under normal conditions.
1.5The daily manager(s) of the Company, if any, are subject to articles 21.1 to 21.4 of these articles of association provided that if only one (1) daily manager has been appointed and is in a situation of conflicting interests, the relevant decision shall be adopted by the board of directors.
Article 22    Dealing with third parties

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1.1The Company shall be bound towards third parties in all circumstances by the joint signature of any two (2) directors or by the joint signature or the sole signature of any person(s)

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to whom such signatory power may have been delegated by the board of directors within the limits of such delegation.
1.2Within the limits of the daily management, the Company shall be bound towards third parties by the signature of any person(s) to whom such power may have been delegated, acting individually or jointly in accordance within the limits of such delegation.
Article 23 Indemnification
1.1The members of the board of directors, officers, employees and agents of the Company are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in article 23.2 and mandatory provisions of law, every person who is, or has been, a member of the board of directors, officer (mandataire) or agent of the Company (and any other persons to which applicable law permits the Company to provide indemnification, including any person who is or was a director or officer of the Company, is or was serving at the request of the Company as a director, officer (mandataire), employee or agent of another company, partnership, joint venture, trust or other enterprise or employee benefit plan) (collectively, the “Covered Persons”), shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by them in connection with any claim, action, suit or proceeding which they become involved as a party or otherwise by virtue of his or her being or having been a Covered Person and against amounts paid or incurred by him or her in the settlement thereof. If applicable law is amended after approval of this Article 23 to authorize corporate action further eliminating or limiting the personal liability of Covered Persons, then the liability of a Covered Person to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.
1.2Expenses (including attorneys’ fees) incurred by a Covered Person in defending any claim (save for fraud, negligence or willful misconduct’s claims) shall be paid by the Company in advance of the final disposition of such claim upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in this Article 23. Such expenses (including attorneys’ fees) incurred by former Covered Persons may be so paid upon such terms and conditions, if any, as the Company deems appropriate.
1.3The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 23 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this present articles of association, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the persons specified in this Article 23 shall be made to the fullest extent permitted by law.
1.4Any repeal or modification of this Article 23 by the shareholders of the Company shall only be prospective and shall not affect the rights to indemnification and to the advancement of expenses of a Covered Person or protections or increase the liability of any

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Covered Person under this Article 23 in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
1.5No indemnification shall be provided to any Covered Person (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board of directors. The termination of any claim, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any claim, had reasonable cause to believe that such person’s conduct was unlawful.
1.6The right of indemnification herein provided shall be severable, shall not affect any other rights to which any Covered Person may now or hereafter be entitled, shall continue as to a person who has ceased to be such Covered Person and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect or limit any rights to indemnification to which corporate personnel, including Covered Persons, may be entitled by contract or otherwise under law. The Company shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including Covered Persons, as the Company may decide upon from time to time.
1.7Notwithstanding any rights to indemnification, advancement of expenses and/or insurance that may be provided by any persons who is a pension fund, private investment fund or institutional lender or any wholly owned subsidiary of the foregoing, including for the avoidance of doubt, Oaktree Capital Management, L.P. and each of its managed funds and each affiliate of the foregoing (other than the Company and its subsidiaries) (collectively, the “Other Indemnitors”), to a Covered Person, with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Company: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Company shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Company. Notwithstanding anything to the contrary herein, the obligations of the Company under this Article 23 shall only apply to Covered Persons in their capacity as Covered Persons.
E.AUDIT AND SUPERVISION
Article 24    Auditor(s)
1.1The transactions of the Company shall be supervised by one or several statutory auditors (commissaires). The general meeting of shareholders shall appoint the statutory auditor(s) and shall determine their term of office, which may not exceed six (6) years.

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1.2The general meeting of shareholders of the Company shall appoint one or more independent auditors (réviseurs d’entreprises agréés) in accordance with Article 69 of the law of 19 December 2002 regarding the trade and companies register and the accounting and annual accounts of undertakings, as amended, the institution of statutory auditors is no longer required.
1.3An independent auditor may only be removed by the general meeting of shareholders for cause or with his approval.
F.FINANCIAL YEAR – ANNUAL ACCOUNTS – ALLOCATION OF PROFITS – INTERIM DIVIDENDS
Article 25    Financial year
The financial year of the Company shall begin on the first of January of each year and shall end on the thirty-first of December of the same year.
Article 26    Annual accounts and allocation of profits
1.1At the end of each financial year, the accounts are closed and the board of directors draws up an inventory of the Company’s assets and liabilities, the balance sheet and the profit and loss accounts in accordance with the law.
1.2Of the annual net profits of the Company, five per cent (5%) at least shall be allocated to the legal reserve. This allocation shall cease to be mandatory as soon and as long as the aggregate amount of such reserve amounts to ten per cent (10%) of the share capital of the Company.
1.3Sums contributed to a reserve of the Company may also be allocated to the legal reserve.
1.4In case of a share capital reduction, the Company’s legal reserve may be reduced in proportion so that it does not exceed ten per cent (10%) of the share capital.
1.5Upon recommendation of the board of directors, the general meeting of shareholders shall determine how the remainder of the Company’s profits shall be used in accordance with the Law and these articles of association.
1.6Distributions shall be made to the shareholders in proportion to the number of Shares they hold in the Company.
Article 27    Interim dividends - Share premium and assimilated premiums
1.1The board of directors may proceed with the payment of interim dividends subject to the provisions of the Law.
1.2Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the Law and these articles of association.
G.LIQUIDATION
Article 28    Liquidation
1.1In the event of dissolution of the Company in accordance with Article 3.2 of these Articles of Association, the liquidation shall be carried out by one or several liquidators who are appointed by the general meeting of shareholders deciding on such dissolution and which

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shall determine their powers and their compensation. Unless otherwise provided, the liquidators shall have the most extensive powers for the realisation of the assets and payment of the liabilities of the Company.
1.2The surplus resulting from the realisation of the assets and the payment of the liabilities shall be distributed among the shareholders in proportion to the number of Shares of the Company held by them.
H.FINAL CLAUSE - GOVERNING LAW - JURISDICTION
Article 29    Governing law - Jurisdiction
1.1All matters not governed by these articles of association shall be determined in accordance with the Law.
1.2Unless the Company consents in writing to the selection of an alternative forum in the United States, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder or the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
1.3Unless a different jurisdiction is competent in accordance with mandatory applicable law, the competent courts in the Grand Duchy of Luxembourg shall be the exclusive forum for any disputes arising out of or in connection with these articles of association, notably (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Law, or (iii) any action or proceeding asserting a claim or otherwise related to the affairs of the Company.

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